                                                     ---------------------------
                          United States                      OMB APPROVAL
               SECURITIES AND EXCHANGE COMMISSION    ---------------------------
                     Washington, D.C. 20549          OMB Number:     3235-0167
                                                     ---------------------------
                                     Form 15         Expires: October 31, 2004
                                                     ---------------------------
                                                     Estimated average burden
                                                     ---------------------------
                                                     hours per response...1.50
                                                     ---------------------------

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF
                                                                      -----
THE SECURITIES EXCHANGE ACT OF 1934 OR SUPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITES EXCHANGE ACT OF 1934.
         --     -----

                       Commission File Number 333-72621-09
                                              ------------

                        Oakwood Mortgage Investors, Inc.
                                OMI Trust 2001-E
             (Exact name of registrant as specified in its charter)

                                 JP Morgan Chase
            Attention: Craig Kantor, 450 West 33/rd/ Street 14/th/ floor
                               New York, NY 10001
                                 (212)-946-3651
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

  Manufactured Housing Contract Senior/Subordinated Pass-Through Certificates,
                                  Series 2001-E
             Class A-1, A-2, A-3, A-4, A-IO, M-1, M-2, B-1, and B-2
            (Title of each class of securities covered by this Form)
                                      None
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)
                                   -----    -----

Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

   Rule 12g-4(a)(1)(i)  __                       Rule 12h-3(b)(1)(i)    X
                                                                        -
   Rule 12g-4(a)(1)(ii) __                       Rule 12h-3(b)(1)(ii)  __
   Rule 12g-4(a)(2)(i)  __                       Rule 12h-3(b)(2)(i)   __
   Rule 12g-4(a)(2)(ii) __                       Rule 12h-3(b)(2)(ii)  __
                                                 Rule 15d-6             X
                                                                        -

Approximate number of holders of record as of the certification or notice date:
45
--
Pursuant to the requirements of the Securities Exchange Act of 1934 Oakwood Mortgage Investors, Inc. OMI Trust 2001-E has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: October 25, 2002            By: Oakwood Mortgage Investors, Inc., as
                                      Depositor

By: /s/ Clark Beeson

/s/ Clark Beeson
----------------------------------
Name: Clark Beeson
Title:  Director of Securitization

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

                        OAKWOOD MORTGAGE INVESTORS, INC.
                                OMI Trust 2001-E
                          Manufactured Housing Contract
                  Senior/Subordinated Pass-Through Certificates
                                  Series 2001-E

           I hereby certify that the following information is correct:

                                                              TOTAL CERTIFICATE-
                                                                HOLDERS AS OF
               SECURITY                CUSIP #                 October 1, 2002
               --------                -------                 ---------------

               Class A-1              68213KAA3                          5
               Class A-2              68213KAB1                          9
               Class A-3              68213KAC9                          2
               Class A-4              68213KAD7                          2
               Class A-I0             68213KAE5                         12
               Class M-1              68213KAF2                          3
               Class M-2              68213KAG0                          2
               Class B-1              68213KAH8                          9
               Class B-2              68213KAJ4                          1


               Total Certificate holders                                45

              /s/ Clark Beeson
             ----------------------------
      Signed: /s/ Clark Beeson                            Date: October 25, 2002

      Title: Director of Securitization